Sent via Electronic Delivery to: jbwilliston@kaufcan.com

September 17, 2020

Mr. Qinghu Hao
Chief Executive Officer
Moxian, Inc.
Units B & C, 9/F, Block D Fuhua Tower 8
Chaoyangmen North Street
Dongcheng District
Beijing 100027 Peoples' Republic of China

Re: Moxian, Inc. (the "Company")

Dear Mr. Hao:

On March 20, 2020, Staff notified the Company that it had failed to maintain a minimum market value of listed securities of $35,000,000 over the previous 30 consecutive business days as required by The Nasdaq Capital Market set forth in Listing Rule 5550(b)(2) (the "Rule"). Since then, Staff has determined that for the last 14 consecutive business days, from August 27 to September 16, 2020, the Company's market value of listed securities has been $35,000,000 or greater. Accordingly, the Company has regained compliance with the Rule and this matter is now closed.

If you have any questions, please contact me at +1 301 978 8368.

Sincerely,

Kathryn Warcholak

Kathryn Warcholak
Listing Analyst
Nasdaq Listing Qualifications